Exhibit 107

Calculation of Filing Fee Table

Form S-8

(Form Type)

Canopy Growth Corporation

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Shares, no par value	457(c) and 457(h)	82,908,366 (1)(2)	$0.50 (3)	$41,454,183.00	$0.00014760	$6,118.64
Total Offering Amounts					$41,454,183.00		$6,118.64
Total Fees Previously Paid					—	—	—
Total Fee Offsets					—	—	—
Net Fee Due							$6,118.64

(1)

Represents common shares (“Common Shares”) that may be issued under the Canopy Growth Corporation Omnibus Equity Incentive Plan (the “Plan”), consisting of up to 34,313,764 Common Shares currently reserved for future issuance pursuant to the Plan as well as up to 48,594,602 additional Common Shares which are currently issuable pursuant to awards outstanding under the Registrant’s legacy omnibus plan and which may become authorized for issuance under the Plan if awards outstanding are cancelled or expire.

(2)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall also cover any additional Common Shares that become issuable under the Plan as a result of any stock dividend, stock split, recapitalization or similar transaction effected without the Registrant’s receipt of consideration which would increase the number of outstanding Common Shares.

(3)

Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) and Rule 457(h) promulgated under the Securities Act on the basis of the average of the high and the low prices of the Common Shares, as reported on the Nasdaq Global Select Market on October 23, 2023, which is a date within five business days prior to the date of filing the registration statement.